Exhibit 16.1

June 20, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Eton Pharmaceuticals, Inc.’s statements included under Item 4.01(a) of Form 8-K of Eton Pharmaceuticals, Inc. filed on June 20, 2025, and are in agreement with such statements as they relate to us, except that we are not in a position to agree or disagree with the Company’s disclosure of the date that the audit committee took action.

/s/ Crowe LLP

Crowe LLP

Oakbrook Terrace, Illinois

Cc: Paul Maier, Audit Committee Chair